Exhibit 10.3

EXECUTION COPY

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of March 3, 2013 (this “Limited Guarantee”), by Mr. You-Bin Leng (the “Chairman”) and Morgan Stanley Private Equity Asia III Holdings (Cayman) Ltd, an exempted company incorporated in the Cayman Islands (the “Sponsor” and, together with the Chairman, the “Guarantors” and each, a “Guarantor”) in favor of Feihe International, Inc., a Utah corporation (the “Guaranteed Party”).  Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.             GUARANTEE.  (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Diamond Infant Formula Holding Limited, a Cayman Islands exempted company with limited liability (“Holdco”), Platinum Infant Formula Holding Limited, a Cayman Islands exempted company with limited liability (“Parent”), and Infant Formula Merger Sub Holding Inc., a Utah corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably, as a primary obligor and not merely a surety, guarantees to the Guaranteed Party, severally but not jointly nor jointly and severally, the due and punctual performance and discharge of (A) all of the payment obligations of Parent with respect to the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement , (B) the reimbursement obligations of Parent pursuant to Section 8.06(c) of the Merger Agreement, and (C) the indemnification, reimbursement and expense obligations of Holdco and Parent under Section 6.07(c) of the Merger Agreement, if, as and when those obligations become payable and due under the Merger Agreement (the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall a Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s respective percentage, as set forth opposite its name on Annex A hereto, of an amount equal to (y) the Obligations minus (z) any portion of the Obligations actually paid by Holdco, Parent or Merger Sub to the Guaranteed Party (such limitation on the liability each Guarantor may have for the Obligations being herein referred to as such Guarantor’s “Maximum Amount”), it being understood that this Limited Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor’s Maximum Amount (and to the provisions of Sections 8 (Continuing Guaranty) and 9 (No Recourse) hereof).  No Guarantor shall have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in material reliance upon the execution of this Limited Guarantee.

(b)          Subject to the terms and conditions of this Limited Guarantee, if Holdco or Parent fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to each Guarantor’s Maximum Amount).

(c)           In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Obligations (subject to each Guarantor’s Maximum Amount), regardless of whether any such action is brought against Holdco, Parent, Merger Sub or any other Guarantor or whether Holdco, Parent, Merger Sub or any other Guarantor is joined in any such action or actions.

(d)          Each Guarantor hereby agrees, severally but not jointly nor jointly and severally, to pay on demand its pro rata portion (based on the percentages set forth on Annex A hereto) of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) any of the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) any of the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantors are required to make such payment hereunder, which amounts will be in addition to the Obligations and not included within a determination of the Maximum Amount.

2.             NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Holdco, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its portion of the Obligations up to its Maximum Amount as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability.  Each Guarantor reserves the right to assert defenses which Holdco, Parent or Merger Sub may have to payment of any Obligations, other than defenses arising from the bankruptcy, insolvency or similar proceeding of Holdco, Parent or Merger Sub and other defenses expressly waived herein.

3.             CERTAIN WAIVERS.  Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Holdco, Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Holdco, Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed by Holdco, Parent, Merger Sub and/or the Guaranteed Party in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Holdco, Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdco, Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Holdco, Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise;  (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (g) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; or (h) any discharge of any Guarantor as a matter of applicable Law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement or this Limited Guarantee).  To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Holdco, Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates (other than in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of such Guarantor’s obligations hereunder.  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Holdco, Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee (subject to such Guarantor’s Maximum Amount), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Holdco, Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Holdco, Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such

Guarantor’s Maximum Amount) shall have been indefeasibly paid in full in immediately available funds.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee (which shall be subject to the Maximum Amount), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Limited Guarantee.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Related Persons (as defined below) not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein.), (ii) claims against Holdco, Parent and Merger Sub under the Merger Agreement, (iii) claims against the Sponsor and its successors and permitted assigns under the Equity Commitment Letter pursuant to the terms thereof and the terms of the Merger Agreement; (iv) claims to seek the enforcement of the Parent’s, Holdco’s and Rollover Holders’ obligations under the Contribution Agreement; and (v) claims to seek the enforcement of Parent’s and the Rollover Holders’ obligations under the Voting Agreement ((i), (ii), (iii) and (iv) collectively, the “Retained Claims”).  The Guaranteed Party hereby agrees that to the extent Holdco, Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at Law)), each Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.             REPRESENTATIONS AND WARRANTIES.  Each Guarantor (other than, in the case of the representation and warranties contained in Sections 5(a) and 5(b)(i), the Chairman) hereby represents and warrants to the Guaranteed Party that:

(a)         such Guarantor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

(b)         the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene (i) any provision of such Guarantor’s charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)         all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)         this Limited Guarantee constitutes a legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e)         (i) each Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) each Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for each Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of Law) without the prior written consent of the other party hereto; provided, however, that each Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate or to an entity managed or advised by an Affiliate of such Guarantor; provided, further, that no such assignment shall relieve such Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

7.             NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Chairman, to:

c/o Feihe International, Inc. Star City International Building 10 Jiuxianqiao Road, C-16th Floor Chaoyang District, Beijing 100016 People’s Republic of China
Fax No.:	+(86) 10 6431-9357
Attention:	Mr. You-Bin Leng

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C. 38 F, Unit 03 88 Century Boulevard Pudong, Shanghai 200121 People’s Republic of China
Fax No.:	+86 21 6165 1799:
Attention:	Ms. Zhan Chen

if to the Sponsor, to:

c/o Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue Georgetown, Grand Cayman, KY1-9005 Cayman Islands
Fax No:	+1 345 945 4757
Attention:	Mr. Boris Brady

with a copy (which shall not constitute notice) to:

c/o Morgan Stanley Asia Limited 40th Floor, International Commerce Centre 1 Austin Road West Kowloon, Hong Kong
Fax No:	+852 3407 9855
Attention:	Mr. Kingsley Chan

and

Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 1 Jianguomenwai Avenue Beijing 100004, PRC
Fax No.:	+86 10 6535 5577
Attention:	Michael V. Gisser Peter X. Huang

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.  All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.             CONTINUING GUARANTEE.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until the Obligations have been indefeasibly paid in full.  Notwithstanding the foregoing, this Limited Guarantee will terminate, and be of no further force or effect, upon the earliest of (a) the Effective Time, (b) in the case of the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where Holdco and Parent would not have any Obligations, immediately upon such termination, and (c) in the case of a termination of the Merger Agreement under circumstances in which Holdco or Parent would have any Obligations, the date that is six (6) months following the date of the termination of the Merger Agreement in accordance with its terms (provided, that if the Guaranteed Party has made a claim under this Limited Guarantee prior to such date of termination, this Limited Guarantee shall terminate upon the earlier of (i) a final, non-appealable resolution of such claim and payment of the Guarantors’ obligations hereunder (subject to each Guarantor’s Maximum Amount), if applicable and (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee.).  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting each Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantors with respect to the Obligations, the Guarantors, Holdco, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if a Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.

9.             NO RECOURSE.

(a)         The Guaranteed Party acknowledges and agrees that none of Holdco, Parent and Merger Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby and that no funds are expected to be contributed to Holdco, Parent or Merger Sub unless and until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantors and any successors and permitted assignees thereof) have any obligations under this Limited Guarantee and that, notwithstanding that the Guarantors may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of the Guarantors, Holdco, Parent or Merger Sub, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such persons that constitute a Guarantor hereunder or a successor or permitted assignee thereof (collectively, each of the foregoing but not including the Guarantors or their respective successors or permitted assignees themselves, the “Non-Recourse Parties”, and each a “Non-Recourse Party”), through Holdco, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Holdco, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for any Retained Claims.

(b)         Recourse against the Guarantors and their permitted assignees under and pursuant to the terms of this Limited Guarantee and the Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby.  Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Holdco, Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

(c)         For the purposes of this Limited Guarantee, pursuit of a claim against a person by the Guaranteed Party or any Related Person of the Guaranteed Party shall be deemed to be pursuit of a claim by the Guaranteed Party.  A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second person.

(d)         For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Holdco, Parent, Merger Sub or any of their controlled Affiliates.

10.           AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.           ENTIRE AGREEMENT. This Limited Guarantee, together with the Merger Agreement and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Holdco, Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12.           GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  All Actions arising out of or relating to this Limited Guarantee shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Limited Guarantee brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guarantee or the transactions contemplated by this Limited Guarantee may not be enforced in or by any of the above named courts.

13.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

14.           NO THIRD PARTY BENEFICIARIES.   Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.           COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or in .pdf form, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.           SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 3, 9 and 10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.           HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

MR. YOU-BIN LENG

By:	/s/ You-Bin Leng
Name:	You-Bin Leng

MORGAN STANLEY PRIVATE EQUITY ASIA III HOLDINGS (CAYMAN) LTD

By:	/s/ Samantha Jennifer Cooper
Name:	Samantha Jennifer Cooper
Title:	Sole Director

Accepted and Agreed to:

FEIHE INTERNATIONAL, INC.

By:	/s/ David Dong
Name:	David Dong
Title:	Director

Annex A

Guarantor	Percentage of Obligations
The Chairman	71.05%
Sponsor	28.95%
Total	100%